Exhibit 5.1

DEPARTMENT OF THE TREASURY

INTERNAL REVENUE SERVICE

WASHINGTON. D.C. 20224

TAX EXEMPT AND GOVERNMENT ENTITIES DIVISION

Plan Description, Prototype Non standardized Profit Sharing Plan with CODA

FFN: 313A8770701-001 Case: 200601700 EIN: 84-1455663

BPD: 01 Plan: 001 Letter Serial No: M385518a

Date of Submission: 01/31/2006

ORCHARD TRUST CO

8515 EAST ORCHARD ROAD 4T2

GREENWOOD VILLAGE, CO 80111

Contact Person:

Janell Hayes/Letitia Young

Telephone Number:

513-263-3602/513-263-3584

In Reference To:

TEGE:EP: 7521

Date: 03/31/2008

Dear Applicant:

In our opinion, the form of the plan identified above is acceptable under section 401 of the Internal Revenue Code for use by employers for the benefit of their employees. This opinion relates only to the acceptability of the form of the plan under the Internal Revenue Code. It is not an opinion of the effect of other Federal or local statutes.

You must furnish a copy of this letter, a copy of the approved plan, and copies of any subsequent amendments to each employer who adopts this plan.

This letter considers the changes in qualification requirements contained in the 2004 Cumulative List of Notice 2004-84, 2004-2 C.B. 1030.

Our opinion on the acceptability of the form of the plan is not a ruling or determination as to whether an employer’s plan qualifies under Code section 401(a). However, an employer that adopts this plan may rely on this letter with respect to the qualification of its plan under Code section 401(a), as provided for in Rev. Proc. 2005-16, 2005-1 C.B. 674 and outlined below. Please review Announcement 2008-23 I.R.B. 2008-14 to determine the items necessary for filing an application for a determination letter if one is required for reliance, or is otherwise desired. The terms of the plan must be followed in operation. Generally, the employer may request a determination letter by filing an application with Employee Plans Determinations on Form 5307, Application for Determination for Adopters of Master or Prototype or Volume Submitter Plans.

Except as provided below, our opinion does not apply with respect to the requirements of: (a) Code sections 401(a)(4),401(1), 410(b) and 414(s). Our opinion does not apply for purposes of Code section 401(a) (10) (B) and section 401(a) (16) if an employer ever maintained another qualified plan for one or more employees who are covered by this plan. For this purpose, the employer will not be considered to have maintained another plan merely because the employer has maintained another defined contribution plan(s), provided such other planes) has been terminated prior to the effective date of this plan and no annual additions have been credited to the account of any participant under such other planes; as of any date within the limitation year of this plan. See section 19.02(1\ of Rev. Proc. 2005 16, 2005-1 C.B. 674 regarding nonstandardized defined contribution plans and the repeal of Code section 415(e). Our opinion also does not apply for purposes of Code section 401(a)(16) if, after December 31, 1985, the employer maintains a welfare benefit fund defined in Code section 419(e), which provides postretirement medical benefits allocated to separate accounts for key employees as defined in Code section 419A(d)(3), or an individual medical account as defined in Code Section 415(1)(2).

Letter 4334